UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Eastern Bankshares, Inc.
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Disclosure

On April 21, 2022, Eastern Bankshares, Inc. (the “Company”) disclosed that Greg A. Shell, a current director of the Company, joined the board of directors of OneWater Marine, Inc., effective April 1, 2022. As described in the Company’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the 2022 Annual Meeting of Shareholders to be held on May 16, 2022 (“2022 Annual Meeting”), as previously filed with the Securities and Exchange Commission (“SEC”), the Company's Board of Directors has nominated Mr. Shell for election as a Class II director of the Company at the 2022 Annual Meeting.

This information is intended to supplement the Proxy Statement, which was furnished in connection with the solicitation of proxies by the Board of Directors for use at the 2022 Annual Meeting. You are encouraged to consider this additional information as you cast your vote on Proposal 1 regarding the election of the nominees for Class II director.

IMPORTANT INFORMATION

The Company has filed with the SEC and provided to its shareholders the Proxy Statement and additional solicitation material in connection with the 2022 Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ADDITIONAL SOLICITATION MATERIALS AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Shareholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at investor.easternbank.com. The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s shareholders in connection with its 2022 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Proxy Statement.